SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 19, 2006
Date of Report (Date of earliest event reported)

Haemonetics Corporation
 (Exact Name of Registrant as Specified in its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-10730	04-2882273
(Commission File Number)	(IRS Employer Identification No.)

400 Wood Road Braintree, MA	02184

(Address of Principal Executive Office)	(Zip Code)

781-848-7100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 19, 2006, the Compensation Committee of the Board of Directors decided to enter into agreements with the CEO and each executive who is a member of the corporation’s Operating Committee, that describe benefits to those executives in the event of a change in control (CIC).

For each covered executive, the CIC benefit is subject to a double trigger, namely, the CIC benefit is paid only upon  (i) an actual change in control and  (ii) the actual loss of the executive’s position. The CIC benefits include (a) lump sum payment of annual base and target bonus cash compensation at a set multiple, (b) acceleration of non vested stock options, (c) continuation of health and welfare plan coverages or payment of cost for comparable health and welfare plan coverages for one year from the date of loss of coverages due to CIC, and (d) tax gross up to cover excise taxes, if any, on CIC benefits.  The multiple applied to the CIC benefit provided to the CEO is 2.99.  The multiple applied to the CIC benefit provided to all other executives is 2.0.  The executives covered by the agreements are:

Brad Nutter – CEO
Ronald Ryan – Chief Financial Officer
Robert Ebbeling – Vice President Operations
Alicia Lopez – General Counsel & Vice President Administration
Joseph Forish – Vice President Human Resources
William Still – Vice President Business Development
Dr. Mark Popovsky – Vice President & Corporate Medical Director
Brian Concannon – President Patient Division
Peter Allen – President Donor Division
Dr. Ulrich Eckert – President Europe
Ryoji Sakai – President Japan
Remi Corlin – President Asia

For purposes of the agreements, a Change in Control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is, in fact, required to comply therewith; provided that, without limitation, such a change in control shall be deemed to have occurred if:

(i)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities;

(ii)     the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein above defined) acquires 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iii)     the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

The Committee believes that the CIC benefits covered by the agreements are prudent incentives that assure management decisions in the best interest of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Haemonetics Corporation

Date: January 20, 2006	By:	/s/ Ronald J. Ryan

Ronald J. Ryan,
Vice President and Chief Financial Officer